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                                                                   EXHIBIT 10.10

[LCC LOGO]


LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
(703) 873-2000
Fax (703) 873-2100


May 26, 1999

David Walker
191 Culpeper Street
Warrenton, VA  20186

Dear David:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer of LCC International, Inc. reporting directly to Tom Faulders as President & Chief Executive Officer effective on or about June 14, 1999. This letter outlines the terms and conditions of your employment.

BASE SALARY         We are offering you a base salary of $190,000 per year,
                    payable semi-monthly and subject to normal deductions and withholdings.

SIGNING BONUS:      You will also be entitled to a $65,000 signing bonus,
                    payable with your initial paycheck and subject to normal withholdings. If you voluntarily terminate your employment within one year from your start date, you will be required to reimburse LCC for the bonus amount paid to you.

PERFORMANCE         You will be eligible to receive an annual end-of-year
BONUS               bonus. Your bonus will be up to fifty percent (50%) of your base salary and will be based on pre-agreed performance criteria. Bonuses are payable at the end of January of the subsequent calendar year and are not guaranteed. Your bonus for calendar year 1999 will not be prorated from your start date.

STOCK OPTIONS:      You will be eligible to purchase 75,000 shares of the
                    Company's Series A Common Stock at a per share market price equal to the fair market value of the option shares on the date of the grant. This award will not be granted until approved by the Compensation and Option Committee of the Company's Board of Directors. Your options will vest in increments of one-third on the first, second and third anniversary of the date of the grant. As explained to you by Tom Faulders, upon a change of control, your stock options will fully vest.

BENEFITS:           You will be eligible for the standard health, dental, vision
                    CARE, short and long-term disability, life insurance and 401(k) benefits provided to the Company's employees.


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[LLC LOGO]


VACATION:           You will be entitled to four weeks vacation earned pro rata throughout the year based upon your start date.

SEVERANCE:          If the Company is acquired you will be entitled to receive severance payments from the Company under the following terms: (i) if requested, you must stay 3 months beyond the closing date of the acquisition to ensure proper transition to a new company; (ii) the term of severance will be 12 months, and will include extension of benefits for this period.

To ensure complete understanding before employment, and the best relationship during employment, we would like to point out that this letter constitutes our entire offer of employment, and that there are no promises nor conditions implied or expressed that are not contained within this letter. We wish to further advise you that your employment by the Company will be an "at will" basis and not for a specific term or duration.

We trust that the above will be acceptable to you and ask that you indicate your acceptance by signing this letter in the space provided below and returning one fully executed copy to me by Friday, May 28, 1999. This offer is conditional upon you signing, prior to your start date, the Company's standard form, Employee Agreement on Ideas, Inventions and Confidential Information and providing satisfactory proof of eligibility for employment in the United States. Additionally, this offer is conditional upon completing our background investigation proving results satisfactory to the Company.

David, again, we are pleased to offer you this position and look forward to a mutually productive relationship. If I can be of further assistance, please feel free to contact me at 703-873-2399. I look forward to welcoming you to the LCC team!

Sincerely,


/s/ TERRI FEELY
Terri Feely
Vice President, Human Resources



Enclosures





Accepted:


/s/ DAVID WALKER                                          5/26/99
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Name                                               Date